UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2025

Strategic Storage Trust VI, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-56545	85-3494431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On January 8, 2025, Strategic Storage Trust VI, Inc. (the “Company”), through certain wholly-owned subsidiaries (the “Borrowers”), entered into a CAD $64.0 million financing with National Bank of Canada (“National Bank”) pursuant to a credit agreement (the “Secured Loan”). Please see Item 2.03 below. The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01, above, on January 8, 2025, the Company entered into the Secured Loan with National Bank. The Secured Loan is secured by a first mortgage on three of the Company’s properties in the Greater Toronto Area of Ontario, Canada and one property in Edmonton, Alberta, Canada (the “Properties”). The proceeds of the Secured Loan were primarily used to repay in full the loans previously secured by the Properties and funding the interest reserve.

Pursuant to the loan agreement for the Secured Loan (the “Loan Agreement”), the interest rate is equal to the Daily Compounded Canadian Overnight Repo Rate Average (“CORRA”), plus a CORRA adjustment of approximately 0.30%, plus 2.25%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $64.0 million, whereby the CORRA is fixed at approximately 3.03% through the maturity of the loan. The overall interest rate of the Secured Loan is approximately 5.58%. The Loan has an initial term of three years, maturing on January 8, 2028. Payments under the loan consist of both principal and interest, calculated using a 25 year amortization, payable monthly.

The Loan Agreement contains a modified debt service coverage ratio and customary affirmative, negative and financial covenants, an interest reserve requirement, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the Loan Agreement. The Company serves as a full recourse guarantor with respect to the Loan.

The information set forth above in this Item 2.03 does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated into this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure.

On January 14, 2025, the Company issued a press release announcing the Secured Loan. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1, and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Credit Agreement, dated as of January 8, 2025

99.1 Press Release, dated January 14, 2025

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST VI, INC.

Date: January 14, 2025	By: /s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer